News Release

For Immediate Release:	For More Information,
February 23, 2011	Contact: Jerry L. Ocheltree
910-576-6171

First Bancorp Announces Cash Dividend

TROY, N.C. – The Board of Directors of First Bancorp (NASDAQ - FBNC), the parent company of First Bank, has declared a cash dividend on its common stock of $0.08 per share payable April 25, 2011 to shareholders of record as of March 31, 2011.  The $0.08 per share dividend rate is the same as the rate declared in the comparable period of 2010.

First Bancorp (the “Company”) is a bank holding company headquartered in Troy, North Carolina with total assets of approximately $3.3 billion as of December 31, 2010.  Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 97 branches, with 82 branches operating across North Carolina, 9 branches in South Carolina (Cheraw, Dillon, Florence, Latta, Jefferson, and Little River), and 6 branches in Virginia (Abingdon, Christiansburg, Dublin, Fort Chiswell, Radford, and Wytheville), where First Bank does business as First Bank of Virginia.  First Bank also has a loan production office in Blacksburg, Virginia.  First Bancorp’s common stock is traded on the NASDAQ Global Select Market under the symbol “FBNC.”

 Please visit our website at www.FirstBancorp.com.  For additional information, please contact:
Mr. Jerry L. Ocheltree
President & Chief Executive Officer
Telephone: (910) 576-6171